Exhibit 99.1

For Immediate Release
Nov. 5, 2021

NW Natural Holdings Reports Third Quarter 2021 Results
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported a net loss of $0.67 per share for the third quarter of 2021, compared to a net loss of $0.61 per share from continuing operations for the same period in 2020
•Earned net income of $1.24 per share for the first nine months of 2021 for an increase of $13.7 million or 55%, compared to earnings from continuing operations of $0.80 per share for the same period in 2020
•Added nearly 12,000 natural gas meters in the last 12 months for a growth rate of 1.5% at Sept. 30, 2021
•Invested over $200 million in our utility systems in the first nine months of 2021 for greater reliability and resiliency
•Received Washington rate case order approving a two-year adjustment that combined has an estimated pre-tax earnings benefit of up to $8 million
•Received approval in Oregon and Washington for new rates related to the Purchased Gas Adjustment (PGA) mechanism, which includes estimated gas costs for the upcoming winter heating season
•Launched a competitive renewable energy strategy
•Increased our dividend for the 66th consecutive year to an annual indicated dividend rate of $1.93 per share
•Reaffirmed 2021 earnings guidance in the range of $2.40 to $2.60 per share

"This quarter highlights our commitment to decarbonization, diversification, and growth," said David H. Anderson, president and CEO of NW Natural Holdings. "We've made significant progress toward procuring RNG for our gas utility customers, demonstrating the critical role our system is playing to help move to a low-carbon, renewable energy future. With our new competitive renewables strategy, we're able to assist a broader group of customers with the energy transition. Our initial partnership and investment represents an exciting first step. I'm proud of our achievements to date and our long-term growth prospects."
For the third quarter of 2021, the net loss increased $2.0 million to a $20.7 million net loss (or $0.67 per share), compared to a net loss from continuing operations of $18.7 million (or $0.61 per share) for the same period in 2020. The third quarter reflects the seasonal nature of the gas utility's earnings where the majority of revenues are generated during the winter heating season in the first and fourth quarters each year. Results reflected higher operations and maintenance expenses and higher depreciation and general tax expenses as we continued to invest in our gas utility system, partially offset by customer growth and new rates in Oregon for our natural gas utility.

Year-to-date net income increased $13.7 million to $38.1 million (or $1.24 per share), compared to $24.5 million (or $0.80 per share) for the same period in 2020. Results reflected customer growth and new rates in Oregon for our natural gas utility, partially offset by higher operations and maintenance expenses, depreciation and general tax expenses. In addition, net income from our other activities increased primarily due to higher asset management revenues.

KEY EVENTS AND INITIATIVES
The after-tax drivers below are based on a statutory tax rate of 26.5%.

Received Order in NW Natural's Washington General Rate Case
On Dec. 18, 2020, NW Natural filed a request for a general rate increase with the Washington Utilities and Transportation Commission (WUTC). Approximately 10% of NW Natural’s revenues are derived from its Washington customers. The original filing included a requested increase in annual revenue requirements over two years to recover operating costs and infrastructure and technology investments. This included a $6.3 million increase in the first year beginning November 1, 2021 (Year One) and a $3.2 million increase in the second year beginning November 1, 2022 (Year Two).

On Oct. 21, 2021, the WUTC issued an order approving the multi-party settlement in NW Natural's general rate case. The order increases the revenue requirement $5.0 million in Year One and up to an additional $3.0 million increase in Year Two. The order includes a cost of capital of 6.814% for both years and rate base of $247.3 million as of November 1, 2022 or an increase of $31.2 million for Year 1 and $21.4 million for Year 2. New rates in Washington were effective beginning Nov. 1, 2021.

Coronavirus (COVID-19)
We estimate the financial effects of COVID-19 in the income statement to be $1.7 million (after-tax) for the first nine months of 2021, compared to approximately $1.3 million (after-tax) for the same period in 2020. The 2021 financial effects include $0.7 million (after-tax) of revenue we expect to recognize in a future period related to forgone late fees. The remaining $1.0 million (after-tax) will not be recovered through rates as it primarily relates to lower natural gas distribution margin from customers that stopped natural gas service, partially offset by management cost savings initiatives.

Utility Renewable Natural Gas (RNG)
NW Natural continues to pursue RNG supply for our customers under the landmark Oregon Senate Bill 98, which supports renewable energy procurement and investment by natural gas utilities. NW Natural has options to invest up to a total estimated $38 million in four separate RNG development projects that will access biogas derived from water treatment at Tyson Foods’ processing plants. Construction on our first RNG facility with BioCarbN and Tyson Foods began this fall with completion and commissioning planned for early 2022. To date, NW Natural has signed agreements with options to purchase or develop RNG for utility customers totaling about 2% of NW Natural’s annual sales volume in Oregon.

NW Natural Renewables Launches Competitive RNG Strategy
NW Natural Renewables is a newly formed and non-regulated subsidiary of NW Natural Holdings committed to leading the energy transition and providing renewable fuels to the utility, commercial, industrial and transportation sectors. NW Natural Renewables is focused on providing cost-effective solutions to decarbonize a variety of sectors utilizing existing waste streams and renewable energy resources.

“The renewables business is a natural progression of the insights and capabilities we’ve gained as a leader addressing the energy transition,” said David H. Anderson, NW Natural Holdings president and CEO. “We have strong confidence in the long-term demand for renewable fuels across the country and across various customer classes. This business represents a significant opportunity for us to add earnings and cash flows in a fast-growing market segment.”

NW Natural Renewables' first project is with EDL, a leading global producer of sustainable distributed energy. We've executed agreements to commit $50 million toward the development of two production facilities that are designed to convert landfill waste gases to RNG and connect gas production to existing regional pipeline networks. We've also executed agreements with EDL designed to secure a 20-year supply of RNG that NW Natural Renewables intends to market primarily under long-term contracts.

Under the agreements, NW Natural Renewables is committed to investing in RNG infrastructure at two U.S. landfills, which are owned and operated by an industry leader in recycling and non-hazardous solid waste disposal. Construction for these projects is planned to begin in early 2022, with substantial completion and commissioning of the first facility anticipated in early 2023 and the second facility in spring 2023. We expect to fund our investment once commercial operations are achieved for each of the projects.

THIRD QUARTER RESULTS
The following financial comparisons are for the third quarter of 2021 and 2020 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' third quarter results are summarized by business segment in the table below:

	Three Months Ended September 30,
	2021		2020		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss) from continuing operations:
Natural Gas Distribution segment	$(23,297)	$(0.76)	$(22,120)	$(0.72)	$(1,177)	$(0.04)
Other	2,642	0.09	3,443	0.11	(801)	(0.02)
Consolidated	$(20,655)	$(0.67)	$(18,677)	$(0.61)	$(1,978)	$(0.06)

Diluted Shares		30,696		30,555		141

Natural Gas Distribution Segment
Natural Gas Distribution segment net loss increased $1.2 million (or $0.04 per share) primarily reflecting higher operations and maintenance and depreciation expenses, partially offset by new rates in Oregon as a result of a general rate case, which was effective beginning Nov. 1, 2020.

Margin increased $4.1 million reflecting new rates in Oregon and customer growth, which collectively contributed $3.7 million.

Operations and maintenance expense increased $3.8 million as a result of higher expenses mainly from contractor and professional service fees for information technology, higher lease expense associated with our new headquarters and operations center, and a comparative benefit related to recording the year-to-date COVID deferral in the third quarter of 2020. Depreciation expense and general taxes increased $1.8 million related to higher property, plant, and equipment as we continue to invest in our system.

YEAR-TO-DATE RESULTS
The following financial comparisons are for the first nine months of 2021 and 2020 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' year-to-date results are summarized by business segment in the table below:

	Nine Months Ended September 30,
	2021		2020		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$29,247	$0.95	$19,476	$0.64	$9,771	$0.31
Other	8,891	0.29	4,991	0.16	3,900	0.13
Consolidated	$38,138	$1.24	$24,467	$0.80	$13,671	$0.44

Diluted Shares		30,708		30,575		133

Natural Gas Distribution Segment
Natural Gas Distribution segment net income increased $9.8 million (or $0.31 per share) primarily reflecting new rates in Oregon as a result of a general rate case, which was effective beginning Nov. 1, 2020.

Margin increased $26.2 million reflecting new rates in Oregon and customer growth, which collectively contributed $27.3 million. This was partially offset by a net $1.1 million loss primarily from the gas cost incentive sharing mechanism as a result of purchasing higher priced gas during a February 2021 cold weather event than what was forecasted for the year in part offset by favorable weather.
Operations and maintenance expense increased $8.5 million as a result of higher expenses mainly from increased employee compensation and benefit costs, higher lease expense associated with our new headquarters and operations center, and contractor, professional service fees and license costs related to information technology system upgrades. Depreciation expense and general taxes increased $7.3 million related to higher property, plant, and equipment as we continue to invest in our system.

Other
Other net income increased $3.9 million (or $0.13 per share) reflecting $5.7 million of higher net income from NW Natural's other activities offset by a loss of $1.8 million from NW Natural Holdings' other activities. For NW Natural, the benefit in other activities was primarily driven by higher asset management revenues from a February 2021 weather event. NW Natural Holding's other activities reported higher costs at the holding company.

BALANCE SHEET AND CASH FLOWS
During the first nine months of 2021, the Company generated $181.7 million in operating cash flows or an increase of $30.9 million compared to the same period in 2020 due to higher net income and lower net working capital requirements. The Company used $203.5 million in investing activities during the first nine months of 2021 primarily for natural gas utility capital expenditures, compared to $226.8 million used in investing activities during the same period in 2020 for utility capital expenditures and the acquisition of several water and wastewater utilities. Net cash provided by financing activities was $14.0 million for the first nine months of 2021. As of September 30, 2021, NW Natural Holdings held cash of $19.5 million.

2021 GUIDANCE
NW Natural Holdings reaffirmed 2021 earnings guidance in the range of $2.40 to $2.60 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations.
DIVIDEND DECLARED
The Board of Directors of NW Natural Holdings declared a quarterly dividend of $0.4825 per share on the Company’s common stock. The dividend is payable on Nov. 15, 2021 to shareholders of record on Oct. 29, 2021, reflecting an annual indicated dividend rate of $1.93 per share. Future dividends are subject to Board of Director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its third quarter 2021 financial and operating results.

Date and Time:	Friday, Nov. 5, 2021 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110

The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is 10154467.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Renewables Holdings (NW Natural Renewables), NW Natural Water Company (NW Natural Water), and other business interests. We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 780,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. NW Natural owns and operates 20 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest and Texas. NW Natural Water currently serves approximately 66,000 people through about 27,200 connections. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, completion and integration thereof, the likelihood and success associated with any transaction, utility system and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects or investments and timing, magnitude and completion thereof, renewable hydrogen projects or investments and timing, magnitude and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, the water and wastewater acquisition and investment strategy and financial effects of water and wastewater acquisitions, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings and earnings guidance, dividends, commodity costs and sourcing asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of COVID-19 and resulting economic disruption, the impact of mitigating factors and other efforts to mitigate risks posed by its spread, ability of our workforce, customers or suppliers to operate or conduct business, COVID-19 financial impact, expenses, cost savings measures and cost recovery including through regulatory deferrals and the timing and magnitude thereof, impact on capital projects, governmental actions and timing thereof, including actions to reopen the economy, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I,

Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Third Quarter 2021
	Three Months Ended			Nine Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	September 30,			September 30,			September 30,
	2021	2020	Change	2021	2020	Change	2021	2020	Change
Operating revenues	$101,447	$93,284	9%	$566,310	$513,406	10%	$826,583	$760,670	9%

Operating expenses:
Cost of gas	25,266	23,741	6	178,669	173,489	3	267,935	265,233	1
Operations and maintenance	47,329	41,352	14	149,567	134,256	11	195,440	180,593	8
Environmental remediation	806	867	(7)	6,092	6,494	(6)	9,289	11,573	(20)
General taxes	9,061	8,656	5	29,344	26,924	9	37,498	34,413	9
Revenue taxes	3,891	3,555	9	22,226	19,752	13	32,765	30,121	9
Depreciation and amortization	28,438	25,934	10	84,679	76,445	11	111,917	100,607	11
Other operating expenses	1,047	767	37	2,794	2,246	24	4,249	3,365	26
Total operating expenses	115,838	104,872	10	473,371	439,606	8	659,093	625,905	5
Income (loss) from operations	(14,391)	(11,588)	24	92,939	73,800	26	167,490	134,765	24
Other income (expense), net	(2,216)	(3,287)	(33)	(8,355)	(9,902)	(16)	(12,397)	(13,956)	(11)
Interest expense, net	11,175	9,165	22	33,329	32,339	3	44,042	43,217	2
Income (loss) before income taxes	(27,782)	(24,040)	16	51,255	31,559	62	111,051	77,592	43
Income tax expense (benefit)	(7,127)	(5,363)	33	13,117	7,092	85	27,107	14,777	83
Net income (loss) from continuing operations	(20,655)	(18,677)	11	38,138	24,467	56	83,944	62,815	34
Income (loss) from discontinued operations, net of tax	—	765	(100)	—	267	(100)	6,241	(1,341)	(565)
Net income (loss)	$(20,655)	$(17,912)	15	$38,138	$24,734	54	$90,185	$61,474	47

Common shares outstanding:
Average diluted for period	30,696	30,555		30,708	30,575		30,676	30,551
End of period	30,730	30,565		30,730	30,565		30,730	30,565

Per share of common stock information:
Diluted earnings (loss) from continuing operations	$(0.67)	$(0.61)		$1.24	$0.80		$2.74	$2.06
Diluted earnings (loss) from discontinued operations, net of tax	—	0.02		—	0.01		0.20	(0.05)
Diluted earnings (loss)	(0.67)	(0.59)		1.24	0.81		2.94	2.01
Dividends paid per share	0.4800	0.4775		1.4400	1.4325		1.9200	1.9100
Book value, end of period	29.01	27.90		29.01	27.90		29.01	27.90
Market closing price, end of period	45.99	45.39		45.99	45.39		45.99	45.39

Capital structure, end of period:
Common stock equity	40.4%	42.0%		40.4%	42.0%		40.4%	42.0%
Long-term debt	41.5%	42.3%		41.5%	42.3%		41.5%	42.3%
Short-term debt (including current maturities of long-term debt)	18.1%	15.7%		18.1%	15.7%		18.1%	15.7%
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	781,727	769,817	1.5%	781,727	769,817	1.5%	781,727	769,817	1.5%
Volumes in therms:
Residential and commercial sales	55,597	54,124		455,888	440,811		692,348	694,171
Industrial sales and transportation	105,632	100,312		350,175	341,755		474,046	473,741
Total volumes sold and delivered	161,229	154,436		806,063	782,566		1,166,394	1,167,912
Operating revenues:
Residential and commercial sales	$71,979	$66,384		$470,923	$431,187		$701,082	$650,569
Industrial sales and transportation	14,000	12,334		45,472	42,195		61,955	58,237
Other distribution revenues	292	639		1,278	1,607		1,597	1,964
Other regulated services	4,771	4,404		14,321	14,251		19,192	18,910
Total operating revenues	91,042	83,761		531,994	489,240		783,826	729,680
Less: Cost of gas	25,322	23,797		178,837	173,657		268,160	265,457
Less: Environmental remediation expense	806	867		6,092	6,494		9,289	11,573
Less: Revenue taxes	3,838	3,555		22,143	19,752		32,682	30,121
Margin, net	$61,076	$55,542		$324,922	$289,337		$473,695	$422,529
Degree days:
Average (25-year average)	9	9		1,640	1,659		2,687	2,723
Actual	4	2	100%	1,447	1,406	3%	2,425	2,477	(2)%
Percent colder (warmer) than average weather	(56)%	(78)%		(12)%	(15)%		(10)%	(9)%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	September 30,
In thousands	2021	2020
Assets:
Current assets:
Cash and cash equivalents	$19,502	$35,926
Accounts receivable	39,209	40,278
Accrued unbilled revenue	16,809	14,787
Allowance for uncollectible accounts	(2,702)	(1,786)
Regulatory assets	80,638	29,740
Derivative instruments	105,175	24,094
Inventories	59,997	45,082
Gas reserves	6,266	12,265
Other current assets	33,285	25,534
Discontinued operations current assets	—	16,928
Total current assets	358,179	242,848
Non-current assets:
Property, plant, and equipment	3,919,096	3,680,872
Less: Accumulated depreciation	1,112,734	1,073,623
Total property, plant, and equipment, net	2,806,362	2,607,249
Gas reserves	28,021	37,696
Regulatory assets	325,071	324,176
Derivative instruments	24,555	12,921
Other investments	48,006	48,963
Operating lease right of use asset, net	75,634	78,036
Assets under sales-type leases	140,189	144,971
Goodwill	69,789	70,292
Other non-current assets	53,419	50,945
Total non-current assets	3,571,046	3,375,249
Total assets	$3,929,225	$3,618,097
Liabilities and equity:
Current liabilities:
Short-term debt	$399,500	$223,000
Current maturities of long-term debt	278	95,173
Accounts payable	94,897	83,813
Taxes accrued	16,558	13,772
Interest accrued	9,315	9,645
Regulatory liabilities	164,168	59,236
Derivative instruments	9,818	1,784
Operating lease liabilities	1,213	1,081
Other current liabilities	39,218	49,870
Discontinued operations current liabilities	—	13,922
Total current liabilities	734,965	551,296
Long-term debt	916,026	860,235
Deferred credits and other non-current liabilities:
Deferred tax liabilities	323,925	296,516
Regulatory liabilities	665,390	649,521
Pension and other postretirement benefit liabilities	202,287	202,938
Derivative instruments	268	921
Operating lease liabilities	79,789	80,854
Other non-current liabilities	115,114	123,041
Total deferred credits and other non-current liabilities	1,386,773	1,353,791
Equity:
Common stock	573,578	563,852
Retained earnings	330,109	299,150
Accumulated other comprehensive loss	(12,226)	(10,227)
Total equity	891,461	852,775
Total liabilities and equity	$3,929,225	$3,618,097

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Nine Months Ended September 30,
In thousands	2021	2020
Operating activities:
Net income	$38,138	$24,734
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	84,679	76,445
Regulatory amortization of gas reserves	11,606	13,711
Deferred income taxes	2,748	(390)
Qualified defined benefit pension plan expense	12,075	13,800
Contributions to qualified defined benefit pension plans	(9,590)	(23,670)
Deferred environmental expenditures, net	(14,952)	(16,469)
Amortization of environmental remediation	6,092	6,494
Other	5,815	(4,483)
Changes in assets and liabilities:
Receivables, net	83,826	77,236
Inventories	(17,307)	(1,126)
Income and other taxes	19,620	12,038
Accounts payable	(18,057)	(20,311)
Deferred gas costs	(33,379)	(2,472)
Asset optimization revenue sharing	41,407	(9,695)
Decoupling mechanism	(9,172)	4,175
Other, net	(21,825)	74
Discontinued operations	—	706
Cash provided by operating activities	181,724	150,797
Investing activities:
Capital expenditures	(212,376)	(193,336)
Acquisitions, net of cash acquired	(375)	(38,078)
Leasehold improvement expenditures	(570)	(7,827)
Proceeds from the sale of assets	2,712	8,003
Proceeds from sale of equity method investment	7,000	7,000
Other	88	(240)
Discontinued operations	—	(2,287)
Cash used in investing activities	(203,521)	(226,765)
Financing activities:
Proceeds from common stock issued, net	2,107	68
Long-term debt issued	55,000	150,000
Long-term debt retired	(95,000)	(75,000)
Proceeds from term loan due within one year	100,000	150,000
Repayments of commercial paper, maturities greater than three months	(195,025)	—
Change in other short-term debt, net	190,000	(76,100)
Cash dividend payments on common stock	(41,827)	(41,508)
Other	(1,240)	(2,957)
Cash provided by financing activities	14,015	104,503
Increase (decrease) in cash, cash equivalents and restricted cash	(7,782)	28,535
Cash, cash equivalents and restricted cash, beginning of period	35,454	12,636
Cash, cash equivalents and restricted cash, end of period	$27,672	$41,171

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$30,910	$29,829
Income taxes paid, net of refunds	6,980	9,344

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$19,502	$35,926
Restricted cash included in other current assets	8,170	5,245
Cash, cash equivalents and restricted cash	$27,672	$41,171